EXHIBIT 10.8

Assignment and Bill of Sale

KNOW ALL PERSONS BY THESE PRESENTS, that for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in the amount of 491 common shares of Aqua Mining (PNG) Ltd. Kibush Capital Corporation ("Transferor") , located at MCGEE LAW FIRM, LLC, 5635 N. Scottsdale Road, Suite 130 Scottsdale, AZ 85250, hereby sells, exchanges transfers, conveys and assigns unto Aqua Mining (PNG) Ltd, its successors and assigns, ("Transferee") located at Section 335, Allotment 22, Gerehu National Capital District Port Moresby, all of Transferor's right, title and interest in and to those certain items of personal property in a Joint Venture with the landowners 296-301, as per JV Agreement dated February 28th 2014 ("Transferred Property").

TO HAVE AND TO HOLD the same unto Transferee, its successors or assigns, forever, and Transferor does hereby covenant and agree that it will from time to time, if requested by Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Transferee or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurance of title, and additional papers and instruments, and cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all the Transferred Property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the entire right, title and interest of Transferor in and to all of the said Transferred Property, and Transferor will warrant and defend the same to Transferee, its successors and assigns, forever against all claims or demands whatsoever.

Transferor warrants and represents that Transferor is the sole owner of the Transferred Property and that the Transferred Property is free and clear of all liens, encumbrances, security interests and any claims to title.

This Assignment and Bill of Sale may be relied upon as conclusive proof that each and all of the Transferred Property have been transferred to Transferee.

The parties hereto acknowledge and agree that this Assignment and Bill of Sale has prepared, negotiated, and shall be construed in accordance with the laws of Papua New Guinea.

In the event any action or proceeding is brought by either party thereto against the other party by reason of breach or enforcement of this Assignment and Bill of Sale, the prevailing party shall be entitled to have and recover from the other party all costs and expenses, including reasonable legal fees. Any action or proceeding relating to or arising out of this Assignment and Bill of Sale shall be filed, in the Supreme Court of Papua New Guinea.

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IN WITNESS WHEREOF, Transferor and Transferee have executed this instrument this 23rd day of March 2015.

(Transferor) Kibush Capital Corporation

By:	/s/ Warren Sheppard
Warren Sheppard
CEO

(Transferee) Aqua Mining (PNG) Ltd

By:	/s/ Vincent Appo
Vincent Appo
CEO